Exhibit 3.1.5

CERTIFICATE OF INCORPORATION

OF

AVAYA FEDERAL SOLUTIONS, INC.

The undersigned, in order to form a corporation under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

Article I

The name of the corporation is Avaya Federal Solutions, Inc.

Article II

The address of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of the registered agent of the corporation at such address is Corporation Service Company.

Article III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as from time to time may be amended.

Article IV

The total number of shares of all classes of stock which the corporation is authorized to issue is 1,000 shares, consisting of 1,000 shares of Common Stock having a par value of $0.001 per share (the “Common Stock”).

Article V

The election of directors of the corporation need not be by written ballot unless required by the bylaws of the corporation.

Article VI

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend and repeal the bylaws of the corporation.

Article VII

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director of the corporation; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the date of incorporation of the corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. No amendment to or repeal of this Article VII shall have any adverse effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Article VIII

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation or to adopt new provisions, in the manner now or hereafter prescribed by the laws of the State of Delaware, as amended from time to time, and all rights conferred herein are granted subject to this reservation.

Article IX

The name and mailing address of the incorporator of the corporation are as follows:

Lori B. Marino, Esq.

Managing Corporate Counsel

Avaya Inc.

211 Mt. Airy Road, Rm. 3C620

Basking Ridge, NJ 07920

IN WITNESS WHEREOF, I have hereunto set my hand this 8th day of January, 2007.

/s/ Lori B. Marino
Lori B. Marino
Incorporator

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